     As filed with the Securities and Exchange Commission on August 7, 1998

                                                   Registration No. 333-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ------------

                         SARATOGA BEVERAGE GROUP, INC.
                    (Formerly Saratoga Spring Water Company)
               (Exact name of issuer as specified in its charter)

           Delaware                                      14-0176119
(State or other jurisdiction of                (I.R.S. Employer Identification
 incorporation or organization)                             No.)

                                 11 Geyser Road
                        Saratoga Springs, New York 12866
              (Address of Principal Executive Offices) (Zip Code)

                                  ------------

                        OPTIONS GRANTED TO CARL T. WOLF
                            (Full title of the plan)

                                  ------------

                                  Robin Prever
                     President and Chief Executive Officer
                         Saratoga Beverage Group, Inc.
                                 11 Geyser Road
                        Saratoga Springs, New York 12866
                                 (516) 584-6363

                                   Copies to:
                           Charles I. Weissman, Esq.
                      Swidler Berlin Shereff Friedman, LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 758-9500
                       (Name, address & telephone number
                   including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
                                                            Proposed            Proposed
            Title of                                        Maximum              Maximum
           Securities                   Amount           Offering Price         Aggregate             Amount of
        to be Registered          to be Registered(1)     Per Share(2)      Offering Price(2)     Registration Fee
-------------------------------- --------------------- ------------------ --------------------- ---------------------
Class A Common Stock,
par value $.01 per share             75,000 shares           $2.97              $222,750               $65.71
================================ ===================== ================== ===================== =====================

(1) Pursuant to Rule 416, this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The Proposed Maximum Offering Price per share represents the average of the bid and asked prices reported on the Nasdaq Stock Market on August 4, 1998.

                                    PART II

                            INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents By Reference

                  The following documents which have been filed by Saratoga Beverage Group, Inc., a Delaware corporation (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this registration statement.

                  (1) The Registrant's Annual Report on Form 10-KSB for the period ended December 31, 1997.

                  (2) The Registrant's Quarterly Reports on Form 10-QSB for the three months ended March 31, 1998 and June 30, 1998.

                  (3) The description of the Registrant's Class A Common Stock, par value $.01 per share, (the "Common Stock"), which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") including any amendment or report filed for the purpose of updating such description.

                  In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the time of filing of such documents. Any statement contained in the documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

                  Not Applicable.

Item 5. Interests of Named Experts and Counsel

                  Not Applicable.

Item 6. Indemnification of Directors and Officers

                  The indemnification of officers and directors of the Registrant is governed by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and the Restated Certificate of Incorporation of the Registrant. Among other things, the DGCL permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. No indemnification may be made in any such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, such person is under all circumstances, fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made by a majority vote of a quorum consisting of the directors who were not parties to the action or, if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. The DGCL provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed

                  Not Applicable.

Item 8. Exhibits

        The following exhibits are filed as part of this registration statement:

Exhibit Number                      Description
--------------                      -----------
     4.1 Amended and Restated Stock Option Agreement as of April 17, 1998 between the Company and Carl T. Wolf.

     5.1        Opinion of Swidler Berlin Shereff Friedman, LLP.

    23.1        Consent of PricewaterhouseCoopers LLP.

    23.2        Consent of Swidler Berlin Shereff Friedman, LLP (included in
                Exhibit 5.1).

    24.1 Power of Attorney (included in signature page to this registration statement).

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saratoga Springs, State of New York, on this 18th day of July, 1998.

                                 SARATOGA BEVERAGE GROUP, INC.

                                 By:   /s/ Robin Prever
                                       --------------------------------------
                                       Robin Prever

                                       President and Chief Executive Officer

                  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints Robin Prever and Gayle Henderson, and each of them (with full power of each of them to act alone), his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him or her and on his or her behalf, and in his or her name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                                    Title                            Date
              ---------                                    -----                            ----
         /s/ Robin Prever                  President, Chief Executive Officer and
----------------------------------          Chairman of the Board                      July 18, 1998
             Robin Prever

      /s/ Gayle Henderson                  Chief Financial Officer                     July 17, 1998
----------------------------------
          Gayle Henderson


   /s/ Warren Lichtenstein                 Director                                    July 18, 1998
----------------------------------
       Warren Lichtenstein

      /s/ John A. Morabito                 Director                                    July 18, 1998
----------------------------------
          John A. Morabito


     /s/ Leonard Toboroff                  Director                                    July 18, 1998
----------------------------------
         Leonard Toboroff


                         SARATOGA BEVERAGE GROUP, INC.

                                    FORM S-8
                             REGISTRATION STATEMENT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER      DESCRIPTION
 -------     -----------

   4.1 Amended and Restated Stock Option Agreement as of April 17, 1998 between the Company and Carl T. Wolf.

   5.1       Opinion of Swidler Berlin Shereff Friedman, LLP.

  23.1       Consent of PricewaterhouseCoopers LLP.